UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2013

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modifications to Rights of Security Holders.

On December 16, 2013, MEDNAX, Inc. (the “Company”) filed Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation with the Department of State of the State of Florida in order to effect the previously announced two-for-one split (“Stock Split”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company. As a result of the Stock Split, the 100 million shares of Common Stock authorized for issuance prior to the Stock Split was divided into 200 million shares of Common Stock (with no change in par value) and each issued and outstanding share of Common Stock was divided into two shares of Common Stock. The Articles of Amendment became effective at 5:00 p.m., Eastern Time on December 19, 2013. Shareholders of record on the effective date will receive one additional share of Common Stock for each share of Common Stock then held, without any further action on the part of the Company’s shareholders.

In addition, the Company’s Board of Directors has authorized adjustments to outstanding awards under the Company’s equity compensation plans in order to preserve the rights of the holders of such awards following the Stock Split.

The Articles and Amendment and a copy of the notice distributed to the Company’s shareholders regarding the Stock Split are attached hereto as Exhibits 3.1 and 99.1, respectively, and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information in Item 3.03 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1 Articles of Amendment to the Amended and Restated Articles of Incorporation of MEDNAX, Inc., effective as of December 19, 2013.

99.1 Shareholders’ Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date:	December 20, 2013
		By:	/s/ Vivian Lopez-Blanco
Vivian Lopez-Blanco Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of MEDNAX, Inc., effective as of December 19, 2013.

99.1	Shareholders’ Notice.